EXHIBIT 10.32

NOMINATING AGREEMENT

NOMINATING AGREEMENT, dated as of                      (this “Agreement”), by and among Earle M. Jorgensen Company a Delaware corporation (the “Company”), Kelso Investment Associates, L.P., a Delaware limited partnership (“KIA LP”), Kelso Equity Partners II, L.P., a Delaware limited partnership (“KEP II”), KIA III-Earle M. Jorgensen, L.P., a Delaware limited partnership (“KIA III-EMJ”), and Kelso Investment Associates IV, L.P., a Delaware limited partnership (together with KIA LP, KEP II and KIA III-EMJ, “Kelso”).

WHEREAS, the Company has determined that it is in its best interests to effect an initial public offering (“IPO”) of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”);

WHEREAS, in connection with the IPO, the Company and Kelso desire to enter into this Agreement setting forth certain rights and obligations with respect to the shares of Common Stock owned by Kelso.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

(a) Affiliate: a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(b) Board of Directors: the Board of Directors of the Company.

(c) Bylaws: the Amended and Restated Bylaws of the Company, as may be amended from time to time.

(d) Certificate of Incorporation: the Amended and Restated Certificate of Incorporation of the Company, as may be amended from time to time.

(e) Kelso Group: means Kelso, Affiliates of Kelso and any shares of Common Stock over which Kelso or any Affiliate of Kelso has voting or dispositive power.

(f) Person: an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

SECTION 2. Board Representation.

(a) Until such time as the Kelso Group no longer beneficially owns at least 20% of the total number of shares of Common Stock outstanding at any time, the Company and the Board of Directors shall include in the slate of nominees recommended to stockholders for election as directors at any annual or special meeting of the Company’s stockholders at which directors of the Company are to be elected, not less than two individuals (the “Kelso Nominees”) designated by Kelso.

(b) Until such time as (x) the Kelso Group no longer beneficially owns at least 10% of the total number of shares of Common Stock outstanding at any time, and (y) Kelso has, subsequent to the IPO, sold at least one share of Common Stock to a Person that is not an Affiliate of Kelso, the Company and the Board of Directors, shall include in the slate of nominees recommended to stockholders for election as directors at any annual or special meeting of the Company’s stockholders at which directors of the Company are to be elected, not less than one Kelso Nominee designated by Kelso.

(c) Vacancies arising through the death, resignation or removal of a Kelso Nominee nominated by Kelso to the Board of Directors pursuant to Section 2(a) or 2(b) hereof may be filled only by Kelso and the director so chosen shall hold office until the next annual election and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

(d) Notwithstanding the provisions of this Section 2, Kelso shall not be entitled to designate a person as a nominee to the Board of Directors upon a written determination by the Nominating and Corporate Governance Committee of the Company (which determination shall set forth in writing reasonable grounds for such determination) that such person would not be qualified under any applicable law, rule or regulation to serve as a director of the Company. Other than with respect to the issue set forth in the preceding sentence, neither the Company nor any other stockholder shall have the right to object to any Kelso Nominee.

(e) The Company shall notify Kelso in writing of the date on which proxy materials are expected to be mailed by the Company in connection with an election of directors at an annual or special meeting of the Company’s stockholders (and such notice shall be delivered to Kelso at least 30 days prior to such expected mailing date). The Company shall provide Kelso with a reasonable opportunity to review and provide comments on any portion of the proxy materials relating to the Kelso Nominees or the rights and obligations provided under this Agreement and to discuss any such comments with the Company. The Company shall notify Kelso of any opposition to a Kelso Nominee in accordance with Section 2(d) sufficiently in advance of the date on which such proxy materials are to be mailed by the Company in connection with such election of directors so as to enable Kelso to propose a replacement Kelso Nominee, if necessary, in accordance with the terms of this Agreement, and Kelso shall have 10 business days to designate another nominee.

(f) So long as this Agreement shall remain in effect, subject to applicable legal requirements, the Bylaws and the Certificate of Incorporation shall accommodate the rights and obligations set forth herein.

SECTION 3. Miscellaneous.

(a) Governing Law. This Agreement and the rights and obligations of the parties hereunder and the Persons subject hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

(b) Certain Adjustments. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the shares of Common Stock, by combination, recapitalization, reclassification, merger, consolidation or otherwise and the term “Common Stock” shall include all such other securities.

(c) Enforcement. Each of the parties agrees that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement. Such remedies shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which any party hereto may have. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts in New York for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof. Each party hereto hereby consents to service of process made in accordance with Section 3(f).

(d) Successors and Assigns. Except as otherwise provided herein, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

(e) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior oral or written (and all contemporaneous oral) agreements or understandings with respect to the subject matter hereof.

(f) Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax, as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(i)	If to the Company, to it at:

Earle M. Jorgensen Company

10650 Alameda Street

Lynwood, California 90262

Fax: (323) 567-1034

Attention: Corporate Secretary

With a copy to:

Katten Muchin Zavis Rosenman

2029 Century Park East, Suite 2600

Los Angeles, California 90067

Fax: (310) 712-8225

Attention: Mark Conley, Esq.

(ii)	If to Kelso, to it at:

Kelso & Company

320 Park Avenue, 24th Floor

New York, New York 10022

Fax: 212-223-2379

Attention: General Counsel

All such notices, requests, demands, waivers and other communications shall be deemed to have been received by (w) if by personal delivery, on the day delivered, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed.

(g) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party to assert its or his or her rights hereunder on any occasion or series of occasions.

(h) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(i) Headings. The headings to sections in this Agreement are for the convenience of the parties only and shall not control or affect the meaning or construction of any provision hereof.

(j) Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

(k) Amendments and Waivers. The provisions of this Agreement may be amended at any time and from time to time, and particular provisions of this Agreement may be waived or modified, with and only with an agreement or consent in writing signed by each of the parties hereto.

(l) Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto or Person subject hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

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IN WITNESS WHEREOF this Agreement has been signed by each of the parties hereto, and shall be effective as of the date first above written.

EARLE M. JORGENSEN COMPANY

By:
Name:
Title:

KELSO INVESTMENT ASSOCIATES, L.P.

By:	Kelso Partners I, L.P.,
its General Partner

By:
Name:
Title:

KELSO EQUITY PARTNERS II, L.P.

By:
Name:
Title:

KIA III – EARLE M. JORGENSEN, L.P.

By:	Kelso Partners III, L.P., its General Partner

By:
Name:
Title:

KELSO INVESTMENT ASSOCIATES IV, L.P.

By:	Kelso Partners IV, L.P., its General Partner

By:
Name:
Title: